EXHIBIT 99.2
PHI, Inc. Prices Public Offering of Non-Voting Common Stock at $35 per Share
LAFAYETTE, La.—(BUSINESS WIRE)— April 6, 2006—PHI, Inc. (“PHI”) (Nasdaq:PHII) (Nasdaq:PHIIK) announced today the pricing of its public offering of 4,287,920 shares of non-voting common stock at $35.00 per share to the public. The offering was made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have a 30-day option to purchase up to an additional 643,188 shares of non-voting common stock from the Company, subject to certain conditions. All stock sold in the offering will be issued by the Company. Assuming no exercise of the underwriters’ over-allotment option, the net proceeds to the Company before expenses will be approximately $142 million. The offering is expected to close on April 12, 2006, subject to the satisfaction of customary closing conditions.
PHI intends to use substantially all of the net proceeds of this offering, together with the net proceeds from its concurrent private placement of $150 million in principal amount of new senior notes due 2013, to fund its pending tender offer and consent solicitation for its existing 9 3/8% senior notes and to expand its aircraft fleet. Although the tender offer is expected to close on April 24, 2006, there can be no assurance that the tender offer will be subscribed for in any amount, in which case the net proceeds from the offerings would be used for general corporate purposes, which may include the redemption of debt and the purchase of aircraft. The completion of this equity offering is not conditioned on the completion of the concurrent private placement or vice versa.
UBS Securities LLC is the sole book-running manager for the offering. Howard Weil Incorporated is acting as co-manager for the offering.
A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 25th Floor, 299 Park Avenue, New York, New York, 10019, Phone: (212) 821-3884, or from any of the other underwriters.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in the prospectus supplement and in PHI’s other filings with the Securities and Exchange Commission. PHI disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.
PHI provides helicopter transportation and related services to customers in the oil and gas industry and for air medical programs. PHI’s non-voting common stock and voting common stock are traded on The Nasdaq National Market System.
CONTACTS
PHI, Inc., Lafayette
Michael J. McCann, 337-235-2452